News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces March Month-End Assets Under Management; First Quarter 2012 Results to be Released on April 26, 2012

New York – (BUSINESS WIRE) – April 12, 2012 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today reported preliminary month-end assets under management of $26.6 billion as of March 31, 2012, compared to $28.2 billion as of February 29, 2012.

First Quarter 2012 Results Conference Call Information

The Company plans to announce its results for the first quarter of 2012 on Thursday, April 26, 2012, in a news release to be issued at approximately 7:00 a.m. Eastern Time. The news release will also be available in the Investor Relations section of the Company’s website at www.ir.artioglobal.com.

The Company will host a conference call at 8:00 a.m. Eastern Time that day to discuss the results. The call will be open to the public and can be accessed by dialing 1-888-680-0860 (callers inside the U.S.) or +1-617-213-4852 (callers outside the U.S.). The number should be dialed at least ten minutes prior to the start of the call. The passcode for the call will be 74464671. A simultaneous webcast of the call (on a listen-only basis), as well as an audio replay, will be available at www.ir.artioglobal.com.

To pre-register for the conference call please use the following link: https://www.theconferencingservice.com/prereg/key.process?key=PQWMUKHNU

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients. Headquartered in New York, Artio Global has offices in Los Angeles, Toronto, London and Sydney.

In addition to International Equity, Artio Global offers a select group of other equity and fixed income strategies, including Global Equity, a series of US Equity strategies, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

For more information, please visit www.artioglobal.com.

Investors:	Media:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com